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                                                                   EXHIBIT 23(B)

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-49335 of Magellan Health Services, Inc. of our report dated November 14, 1997, appearing in the Prospectus, which is part of such Registration Statement. Such report expresses an unqualified opinion on the consolidated balance sheets of Merit Behavioral Care Corporation (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997 and includes an explanatory paragraph relating to the fact that effective October 1, 1995, the Company changed its method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts.



We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


New York, New York
September 3, 1998